Exhibit Index

Exhibit	Description
Exhibit 10.1	Amended and Restated Employment Agreement dated as of December 29, 2005 between Air T, Inc., Mountain Air Cargo, Inc., CSA, Inc., MAC Aviation Services, LLC and John J. Gioffre

EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
JOHN J. GIOFFRE

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of December, 2005, by and among AIR T, INC., a Delaware corporation formerly known as Air Transportation Holding Company, Inc. (“AirT”); MOUNTAIN AIR CARGO, INC., a North Carolina corporation; CSA, INC., a North Carolina corporation; MAC AVIATION SERVICES, LLC, a North Carolina limited liability company formerly known as Mountain Aircraft Services, LLC (all collectively referred to herein as “Employer”); and JOHN J. GIOFFRE, an individual having an address at 17940 Mollypop Lane, Cornelius, North Carolina 28031 (“Employee”).

Background Statement

A. Employee currently is employed by Employer pursuant to an Employment Agreement dated as of January 1, 1996 between Employee and Employer (the “Existing Agreement”). Employee communicated his desire to retire from the Employer and gave Employer notice of his intention to do so. Employer has discussed with Employee deferring retirement and related matters. Employee has agreed to continue to be employed by Employer pursuant to the terms of this Agreement through June 30, 2006, at which time he will retire. Employer has paid to Employee the amount of retirement benefits that Employee would have been entitled to had he retired on the date he initially sought to retire plus interest at Employer’s cost of funds. Accordingly, Employer and Employee wish to amend the Existing Agreement to provide for changed terms of Employee’s employment, to restate those provisions of the Existing Agreement, such as the covenant not to compete, that shall continue in force and to terminate the retirement benefit and other provisions of the Existing Agreement.

B. NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the mutual duties and obligations set forth herein, and intending to be legally bound, the parties hereto agree to amend and restate the Existing Agreement to provide as follows:

1. Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer upon the terms and conditions set forth in this Agreement in the capacities set forth on Exhibit A attached hereto, with the duties and responsibilities determined from time to time by the President and/or Chief Executive Officer of each of the companies which comprise Employer and the Board of Directors of AirT.

2. Term. The term of Employee’s employment under this Agreement shall begin on the date hereof and end on June 30, 2006, unless sooner terminated in accordance with the provisions hereof.

3. Compensation, Incentives and Employee Benefits.

(a) Base Salary. Employer shall pay to the Employee for his performance of services hereunder a base salary (“Base Salary”) at the rate of One Hundred Thirty-four thousand Five Hundred Fifty Dollars and No/100 ($134,550.00) per year for the period of this Agreement. Base Salary shall be paid in accordance with Employer’s normal payroll practices and shall be prorated for any partial months of employment.

(b) Incentive Compensation. Employer shall pay to the Employee incentive compensation (“Incentive Compensation”) equal to two percent (2.0%) of the earnings before income taxes or extraordinary items reported each year by AirT on its Annual Report on Form 10-K (the “10-K”). Amounts payable under this subparagraph, if any, shall be paid within fifteen (15) days after AirT files its 10-K with the Securities and Exchange Commission. Amounts otherwise payable hereunder shall be prorated for a partial year’s employment in the event Employee’s employment is terminated or ceases during the course of AirT’s fiscal year.

(c) Employee Benefit Plans. In addition to the Base Salary and Incentive Compensation provided for above, Employer shall provide to the Employee the opportunity to continue to participate in all life insurance, medical, dental, optical, disability, and other employee benefit plans (collectively, “Employee Benefit Plans”) sponsored from time to time by Employer and covering its employees generally or a particular group of its employees of which the Employee is a member (including participation by the Employee’s dependents to the extent they are eligible under the terms of such plans), subject to the terms and conditions of such benefit plans.

(d) Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by him in performing his obligations under this Agreement. Such expenses shall be appropriately submitted and approved in accordance with the policies approved by the Board of Directors of AirT.

(e) Vacation. Employee shall be entitled to paid vacation of up to 3 weeks during the period January 1, 2006 through June 30, 2006.

(f) Automobile Expense. Employee shall be reimbursed for the use of his automobile for Employer’s business at the rate of $4,800.00 per year, payable in monthly installments.

(g) Transition Bonus. Employer shall pay Employee an additional bonus of $37,762.50 in the event that Employee continues to make himself be available to be employed hereunder through the filing of the 10-K for the fiscal year ending March 31, 2006 with the Securities and Exchange Commission, such payment to be made within five (5) business days after the completion of such filing.

4. Retirement Benefit Plan Terminated; Benefits Paid. The provisions of Paragraph 4 of the Existing Agreement are hereby terminated in accordance with Q&A-20 of Internal Revenue Service Notice 2005-1 and the lump-sum benefit due Employee as if he had retired on September 1, 2005 and accrued interest on that amount, from that date to the date of payment, at a rate equal to Employer’s interest rate under its bank line of credit, have been paid to Employee.

5. Duties. During the term hereof, Employee shall devote all of his business time, attention, skills and efforts to the business of Employer and the faithful performance of his duties hereunder; provided, however, that (i) nothing contained herein shall prevent Employee from making outside investments consistent with the provisions contained herein and (ii) with the approval of the Board of Directors of AirT, from time to time Employee may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the AirT Board of Directors’ judgment, will not present any conflict of interest with Employer, or materially affect the performance of Employee’s duties pursuant to this Agreement. Except for such incidental matters as may be assigned by Employer from time to time, Employee’s duties shall be confined to those geographic areas in which Employer operates its business and Employee may not be transferred so that Employee’s principal office is located anywhere outside the state of North Carolina.

6. Termination.

(a) Termination By Employer Without Cause. The parties recognize (i) that the Board of Directors of AirT has the duty to use its judgment in the best interests of Employer in determining whether to remove or to elect or reelect Employee as an executive officer of Employer even though there may be no legal cause therefor under this Agreement, and (ii) that any action or inaction of the Board of Directors of AirT pursuant to clause (i) shall not prejudice the rights of Employee under this Agreement. Accordingly, the parties agree that, subject to all other provisions of this Paragraph 6, Employer shall have the right at any time during the term of this Agreement to terminate Employee’s employment hereunder without cause. Such right of termination may be exercised by removal of Employee by the Board of Directors of AirT. Such termination shall be deemed to occur on the date Employee is notified thereof or, if he is not so notified, on the date of the act by the Board of Directors of AirT referred to in the preceding sentence.

(b) Termination by Employee. Employee may terminate his employment with Employer, for any reason or without reason, during the term hereof. Such termination must be accompanied by the delivery of at least 10 days’ written notice delivered to Employer.

(c) Termination Payments. If Employer terminates Employee’s employment hereunder pursuant to Paragraph 6(a) hereof for any reason other than for “Cause”, as defined herein, then the following provisions shall govern:

(i) Immediately upon the effectiveness of the termination set forth in Paragraph 6(a) above, Employer shall make a lump sum cash payment to Employee in an amount equal to the sum of (A) the aggregate Base Salary that would have been paid to Employee under the terms hereof after the date of such event through the date of the term of this Agreement; and (B) the additional compensation that would have been paid to Employee after the date of termination of employment pursuant to Paragraphs 3(b) and 3(g) had his employment hereunder continued through June 30, 2006.

(ii) Notwithstanding anything contained in this Paragraph to the contrary, in the event that the payments under this Paragraph to Employee, either alone or together with other payments Employee has a right to receive from Employer, would not be deductible (in whole or in part) by Employer as a result of such payments constituting a “parachute payment” (as defined in Section 280G of the Internal Revenue Code, as amended (the “Code”)), such payments shall be reduced to the largest amount as will result in no portion of the payments not being fully deductible by Employer as the result of Section 280G of the Code. The determination of any reduction in the payments pursuant to the foregoing sentence shall be made exclusively by AirT’s independent public accountants (whose fees and expenses shall be borne by Employer), and such determination shall be conclusive and binding on Employer and Employee.

(d) No Mitigation. Employee shall have no obligation to seek other employment in the event of termination of his employment and no compensation or other benefits received by Employee from any other employment shall reduce or limit Employer’s obligation to make payment under this entire Paragraph 6.

(e) Definitions. “Cause” shall exist if, and only if, a court of competent jurisdiction enters a final order finding that (a) the Employee has committed wrongful acts (but excluding matters of business judgment) which have had or will have a material adverse effect on the business, operations or financial condition of Employer, or (b) the Employee has willfully and materially failed to perform the duties reasonably required of him under this Agreement.

7. Confidential Information. Employee shall not, at any time during or following his employment by Employer regardless of the reason for such termination of employment, furnish, divulge, communicate, use to the detriment of Employer or for the benefit of any business, firm, person, partnership, trust or corporation, or otherwise, any of Employer’s confidential information, data, trade secrets, sales methods, names of customers, advertising methods, financial affairs or methods of procurement, or take with him any document or paper relating to the foregoing, it being acknowledged that Employee received or obtained all of the above in confidence and as a fiduciary of Employer.

8. Non-Competition. Employee agrees that, during Employee’s employment with Employer and for a period of three (3) years thereafter, whether Employee leaves voluntarily or involuntarily:

(a) Employee will not directly or indirectly, individually or as a partner, employee, stockholder, consultant, agent, officer, director, advisor or in any other capacity, solicit any of the customers of Employer for the purpose of selling any service or product similar to those provided by Employer, or in any manner attempt to induce any of Employer’s customers or suppliers to withdraw, reduce or divert any of their business from Employer or otherwise interfere or attempt to interfere with any business relationship between Employer and its customers or suppliers. For the purposes of this Paragraph 8(a), customers shall mean (i) any client, account or customer of the Employer that has transacted any business with or been contacted by Employer within the twelve months preceding the date hereof, and (ii) any other client, account or customer of Employer that has done business with Employer within two years of the date of such separation or termination;

(b) Employee will not in any manner induce or attempt to induce any of Employer’s employees to leave the employment of Employer to become associated with any business operation engaged in the air cargo or air freight business;

(c) Employee will not directly or indirectly, either as principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of the business), partner (general or limited), director, officer, consultant or in any other capacity, participate in any business operation engaged in the air cargo or air freight business;

(d) Limitations on Scope. Because of the present and contemplated future operations of Employer in the geographic areas hereinafter set forth, it is further understood and agreed by the parties hereto that the restriction set forth in Paragraph 8 shall apply to a business engaged in the air cargo, air freight, aircraft maintenance or aircraft parts brokering business or businesses in the following geographic areas:

(i) The State of North Carolina;

(ii) The State of Michigan;

(iii) The State of South Carolina;

(iv) The State of Florida;

(v) Any State contiguous with the State of North Carolina;

(vi) Any State contiguous with the State of Michigan;

(vii) Any State contiguous with the State of South Carolina;

(viii) Any State contiguous with the State of Florida;

(ix) Any State east of the Mississippi River;

(x) Any State of the United States of America.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

9. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that in the event a court should determine that this Agreement or any of the covenants contained herein is unreasonable, void or invalid, for any reason whatsoever, then in such event,the parties hereto agree that the duration, geographical or other limitation imposed herein should be as the court, or jury, if applicable, should determine to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that protects the legitimate competitive interests of Employer and does not unreasonably curtail the rights of the Employee.

10. Employee’s Representation. Employee represents that his experience and capabilities are such that the provisions of Paragraphs 8 and 9 will not prevent him from earning a livelihood.

11. Employer’s Right to Obtain an Injunction. Employee acknowledges that Employer will have no adequate means of protecting its rights under Paragraphs 8 and 9 of this Agreement other than securing an injunction. Accordingly, Employee agrees that Employer is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in a court of competent jurisdiction. Employee acknowledges that the recovery of damages by Employer will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Paragraph, however, shall prohibit Employer from pursuing any remedies in addition to injunctive relief, including recovery of damages.

12. General Provisions.

(a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Employer and supersedes any and all prior employment, compensation or retirement agreements between Employer or any predecessors of Employer or any of its subsidiaries and Employee.

(b) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the prior written consent of Employer; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and Employer and their respective permitted successors and assigns.

(d) Amendment or Modification of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(e) Insurance. Employer, at its discretion, may apply for and procure in their own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein, and further, Employee agrees to submit to any medical or other examination and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(f) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the case of Employer, to its Secretary) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to him at his residential address currently on file with Employer, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employer or Employee may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.

(g) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Paragraph 14(g) cannot be waived except in writing signed by both parties.

(h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, exclusive of its choice of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AIR T, INC.

By: /s/ Walter Clark
Its: Chief Executive Officer

MOUNTAIN AIR CARGO, INC.

By: /s/ Walter Clark
Its: Chief Executive Officer

CSA, INC.

By: /s/ Walter Clark
Its: President

MAC AVIATION SERVICES, LLC

By: /s/ Walter Clark
Its: Executive Vice President

/s/ John J. Gioffre
John J. Gioffre

EXHIBIT A

COMPANY	POSITIONS
Air T, Inc.	Vice President Finance Secretary Treasurer Chief Financial Officer
Mountain Air Cargo, Inc	Vice President Finance Secretary Treasurer Chief Financial Officer
CSA Air, Inc.	Vice President Finance Secretary Treasurer
MAC Aviation Services, LLC	Vice President Finance Secretary Treasurer